Exhibit 14.1

SECURITY BANK CORPORATION

CODE OF CONDUCT AND ETHICS

SECURITY BANK CORPORATION

CODE OF CONDUCT AND ETHICS

I. INTRODUCTION.

This Code of Conduct and Ethics (the “Code”) applies to all employees, officers and directors of Security Bank Corporation and its subsidiaries (collectively, the “Company” or “Security”). With this Code, we, as employees, officers and directors, share in the responsibility of developing and maintaining the honesty and integrity of our Company.

Purpose.

The purpose of this Code is to confirm Security’s commitment to conduct its affairs in accordance with the highest standards of integrity and in compliance with all applicable laws, rules and regulations. The Company greatly depends upon its employees, officers and directors for their adherence to sound business principles, their compliance with applicable laws, rules and regulations, and their dedication to high ethical business standards.

Important Information.

You are encouraged to read this Code carefully. This Code is a general statement of the Company’s rules for business conduct and ethical policies. The Company also has additional policies and procedures relating to specific activities, and you are also accountable for compliance with such policies. Any failure to follow the guidelines outlined in this Code or those policies could lead to your being disciplined or discharged by the Company and/or exposed to civil and criminal penalties under federal and state laws. In addition, as a result of improper conduct, the Company may be subjected to prosecution and significant penalties.

This Code is not a contract of employment and does not create any contractual rights of any kind between the Company and it employees, officers and directors. The Code and its contents may be modified and changed, without notice, at any time by the Company.

WHO TO CONTACT

If you have any questions about this Code or any concerns as to whether certain conduct may be wrong, illegal or unethical, or if a situation is difficult or confusing to you, you are encouraged to discontinue any action and immediately request assistance by contacting your supervisor, manager or one of the persons named below:

Audit Committee Chair	Edward C. Beckham, II	478-987-5300
Compliance Committee Chair	Richard A. Collinsworth	478-722-6216
Compliance Committee Vice-Chair	R. Wayne Sewell	478-722-6249

See “Reporting Violations” in Part VIII of this Code for your obligations to report violations of this Code.

II. PROMOTING A POSITIVE WORK ENVIRONMENT

Honesty and Integrity.

An environment that supports honesty, integrity, respect and trust of every employee, officer and director provides the Company with the opportunity to achieve excellence in all aspects of our workplace and business. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume a special responsibility for fostering a work environment that will bring out the best in all of us.

Sensitivity to and Compliance with Regulation.

As a provider of financial services, the Company is subject to extensive regulation and to periodic regulatory examination. The public also appropriately expects financial services companies to operate with the highest standards of honesty, integrity and propriety. As an employee, officer or director of the Company, it is important that you remain sensitive at all times to the need for regulatory compliance in all of your and the Company’s business endeavors. Failure to comply with regulation can result in the Company being liable to customers, suppliers and even shareholders. Perhaps more important, failure to comply with regulation or failure to operate with honesty and integrity can harm the Company’s image and business opportunities.

III. PROTECTING BANK AND CUSTOMER INFORMATION

What is Confidential and Proprietary Information?

The protection and proper use of information or trade secrets in the Company’s possession, or “proprietary information,” is fundamental to the Company’s ability to conduct its business so that our investors, customers and business associates have confidence in the integrity of our operations. Our proprietary information is extremely valuable, and it is Company policy to protect this information from loss, theft, inadvertent disclosure or misuse. Such information may be categorized as trade secrets or as classified, proprietary, confidential, inside, private or employee information.

Confidential or proprietary information includes all information relating to our customers and prospective customers, including, without limitation, name, address and other identifying information, financial information, information concerning customers’ transactions with the Company, and all other information received by the Company from a customer or prospective customer that is unique to that individual.

Confidential or proprietary information also may consist of any formula, pattern, device or compilation of information maintained in secrecy which, if made available to unauthorized persons or competitors, could have an adverse legal, commercial, financial or securities-related impact on the Company, its investors and its employees. This information may include information relating to our finances, products, prices, earnings, sales volume, capital requirements, marketing and service strategies, information concerning our suppliers, business plans and other confidential information.

Because of its sensitive nature, you may not disclose confidential or proprietary information gained as a result of your employment with the Company at any time. In addition, the unintentional disclosure of any of these classes of information can be just as harmful and serious as an intentional disclosure. To avoid unintentional disclosure, never discuss with any unauthorized person information that has not been made public by the Company. Even if information has been made public, it should not be discussed with an unauthorized person until it has been absorbed by the market (i.e., the public at-large has had sufficient time to evaluate and react to the information). We understand that this may be very difficult to determine, so we encourage you to be very careful about what and with whom you discuss Company information. Likewise, it is imperative that employees respect the privacy of fellow employees. Employees are instructed not to divulge or discuss salary information with other employees.

IV. FRAUDULENT ACTIVITIES

Company policy prohibits all fraudulent activity. Fraud includes, but is not limited to, the following actions:

•	dishonest or fraudulent acts;
•	embezzlement of Company funds;
•	forgery or alteration of negotiable instruments such as Company checks and drafts;
•	misappropriation of Company, employee, customer, partner or supplier’s property;
•	conversion to personal use of cash, securities, supplies or any other Company assets;
•	unauthorized handling or reporting of Company transactions; and
•	falsification of Company records or financial statements for personal or other reasons.

Any violations of the Company’s fraud policy will result in disciplinary action, up to and including termination of employment. Any employee, officer, director or agent who suspects that any fraudulent activity has occurred, or may potentially occur, is required to report such concern to the Chairman or Vice Chairman of the Company’s Compliance Committee or the Chairman of the Audit Committee immediately.

V. BORROWINGS BY OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER INSIDERS

Under Section 402 of the Sarbanes-Oxley Act of 2002, Security Bank Corporation (the parent holding company) may not extend credit to any of its directors or executive officers. However, its subsidiary bank, Security Bank, may extend such credit subject to the provisions of the Federal Reserve Board Regulation O. Regulation O limits loans by the

Company to “insiders,” which includes executive officers, directors, principal shareholders and each of their related interests. “Related interest” includes companies controlled by an executive officer, director or principal shareholder. An insider also may not knowingly permit any of his or her related interests to receive an extension of credit in violation of Regulation O. If you have any question about whether these limitations apply to you, consult with our Chairman or Vice Chairman of the Company’s Compliance Committee.

VI. CONFLICTS OF INTEREST

What is a Conflict of Interest?

A conflict of interest occurs when an employee’s, officer’s or director’s private interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees or obligations of, such persons are of special concern.

Self-Interested Transactions Prohibited.

The Company may not, directly or indirectly, purchase or lease from, jointly own with, or sell or lease to, an officer, director or other affiliated person of the Company any interest in real or personal property unless the transaction is determined to be fair to, and in the best interests of, the Company. As an employee, officer or director, you have a duty to disclose to the Company your personal interest in any transaction under consideration by or entered into by the Company.

Transactions where You, a Family Member, Member of Your Household, or a Close Friend have a Personal Interest.

Special rules apply to loans and other business transactions made or entered into by the Company with an employee, officer or director of the Company, or made or entered into by the Company with persons with whom an employee, officer or director has a “close relationship.” An employee, officer or director has “close relationship” with a person if that person is a family member, member of household, or close personal friend of the employee, officer, or director, or of the director’s family or housemates. See Section V of this Code of Conduct for the special rules relating to extensions of credit to “insiders” of the Company.

An officer or other employee must not underwrite, perform appraisals in connection with, approve, otherwise process, or set the terms for loans by the Company to such employee or officer or to persons with whom the employee or officer has a close relationship.

An officer or other employee also should avoid processing transactions for accounts in which the officer or employee, or a person with whom the officer or employee has a close relationship, has some personal interest. The term “transaction” should be broadly interpreted to include, but not be limited to, the acceptance of a deposit or withdrawal, the processing of a loan payment, or the waiver of an overdraft charge or other fee.

An officer, employee or director should not process or approve any business relationship, or sign any contract, between the Company and the officer, employee, director or a person with whom any of the foregoing have a close relationship. Business relationship includes, without limitation, loans, accounts, and any arrangement for delivery of services or products.

If, at any time, you learn that the Company has entered into a business relationship with, or is proposing to enter into a business relationship with, an entity in which you or a person with whom you have a close relationship has a personal interest, you must report this relationship to your supervisor or, if you are a director, to the board of directors of the Company. This rule applies even if you would not process transactions in connection with such business or would not otherwise review or approve the business relationship or related transactions. However, you need not report the relationship when the Company only establishes deposit or investment accounts for you or persons with whom you have a close relationship so long as you would not process or approve the account or transactions on the account.

Fair Dealing.

All employees, officers and directors of the Company should endeavor to deal fairly with all of the Company’s customers, suppliers and competitors, as well as other employees, officers and directors of the Company. You should never take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practice that may be considered unfair dealing.

Corporate Opportunities.

Besides your obligation not to disclose any of the Company’s confidential and proprietary information to anyone outside of the Company, you are also required as an employee, officer or director to use such information only in connection with the Company’s business and for the Company’s benefit. You should never use confidential and proprietary information for your personal benefit or gain.

It is a breach of your fiduciary duty as an officer or director to take advantage of a business opportunity for your own or another person’s personal profit or benefit when the opportunity is one that is within the corporate powers of the Company and when the opportunity is of present or potential practical advantage to the Company.

VII. RECORD KEEPING, ACCOUNTING AND FINANCIAL REPORTING

The Company requires honest and accurate recording and reporting of information. All employees are expected to observe and comply with generally accepted accounting principles.

The Company has established internal controls and procedures as well as disclosure controls and procedures to ensure that assets are protected and properly used and that financial records and reports are accurate and reliable. All officers, employees and directors share responsibility for maintaining and complying with required internal and disclosure controls.

All financial reports, accounting records, auditing records, research reports, expense accounts, timesheets and other similar documents must accurately and clearly represent the relevant facts or the true nature of the transactions memorialized therein. Improper or fraudulent accounting, documentation or financial reporting is contrary to the Company’s policy and may be in violation of applicable laws.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, please consult with the Company’s Audit Committee Chair.

In drafting periodic reports that are to be filed with the Securities and Exchange Commission, the Chief Executive Officer, Chief Financial Officer and Controller of Security Bank Corporation should take all reasonable steps necessary to ensure full, fair, accurate, timely and complete disclosure.

Make Sure All Relationships that Could Give Rise to Any Perceived Conflicts are Fully Disclosed. Given the recent focus of lawmakers on a more complete disclosure of any material conflict of interest to the public, it is important to ensure that any transaction that threatens to create the appearance of a conflict of interest must be fully disclosed in the Company’s periodic reports, as required by the federal and state securities laws and regulations.

Seek Guidance from the Audit Committee. With an increased emphasis on a better conformity with accounting standards, senior financial officers (for example, Chief Financial Officer, Controller, Treasurer, Vice President Finance, Internal Auditor) should maintain a constant working relationship with the Audit Committee to ensure that accounting standards are being applied uniformly and that the Company’s disclosure is supported by sound judgment and analysis.

VIII. IMPLEMENTATION OF THE CODE OF CONDUCT AND ETHICS

Compliance with the Code.

In the event you believe that you have observed or have participated in any conduct or practices that you believe are unethical, inappropriate or improper, we urge you to immediately report the matter to a supervisor or to the Chairman or Vice Chairman of the Company’s Compliance Committee, who have ultimate responsibility for overseeing compliance with all applicable laws, governmental regulations and policies, the Code and all other related Company policies and procedures. If you believe that any other person to whom you have reported a violation has not taken appropriate action, you must contact the Chairman or Vice Chairman of the Company’s Compliance Committee directly.

It is the responsibility of all employees, officers and directors to comply with all applicable laws, regulations, governmental policies, the Code and the Company’s related policies and procedures. It is the responsibility of all Company supervisory personnel to monitor compliance with this Code. As part of its regular rotational audits of the Company, the Company’s internal auditors and the Chairman or Vice Chairman of the Company’s Compliance Committee will periodically review for compliance with the Company’s policies and procedures.

Acknowledgement of the Code.

As a condition of employment, officership and directorship of the Company, all employees, officers and directors are asked to sign two copies of the attached Acknowledgement, which states:

“I have received and read the Security Bank Corporation Code of Conduct. I understand that the Code represents the policies of Security Bank Corporation and its subsidiaries.”

One copy of the Acknowledgement is to be retained by you for your own files, and the second copy will be placed in your permanent personnel file with the Company.

Reporting Violations.

If you believe that any officer, director or employee has or may have violated this Code or may be about to violate this Code, or if you are involved in a violation, you must report it immediately. You must provide the report to your manager or supervisor or the Chairman or Vice Chairman of the Company’s Compliance Committee. You may also report violations involving financial matters to the Chair of the Audit Committee on a confidential and anonymous basis by contacting him directly at the number provided on Page 1.

The Company will not allow retaliation for any reports made to the Company in good faith.

If you were involved in the violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation was willful or unintentional, will be given consideration by the Company in any resulting disciplinary action.

Except for reports made directly to the Chair of the Audit Committee as provided above, reports may be made orally, but it is preferred that they are made in writing and delivered by hand or by mail. A sufficiently detailed description of the factual basis for the report should be given in order to allow an appropriate investigation. Reports may be mailed to the Chairman or Vice Chairman of the Company’s Compliance Committee at: Security Bank Corporation, P.O. Box 4748, Macon, Georgia 31208; may be made by facsimile to: 478-722-6250; or by telephone at: 478-722-6216 or 478-722-6249.

Waivers.

Only independent directors (as defined under regulations promulgated by the NASDAQ Stock Market or other exchange on which the Company’s common stock is listed) of the Company’s Board of Directors may waive any provision of this Code. Any waiver of the Code for directors or executive officers, as well as the reason for such waiver, must be promptly and accurately disclosed to the public in accordance with applicable law and NASDAQ Stock Market requirements.

Investigations of Violations.

The Compliance Committee under the oversight of the Company’s President and Chief Executive Officer will coordinate all investigations, with the exception of issues relating to directors and executive officers of the Company. The outcome of any investigation will be confidentially shared with the Audit Committee Chairman. Violations related to directors and executive officers, as well as violations related to financial matters, will be referred to the Chairman of the Audit Committee for investigation. Independent counsel may also be engaged if the Company’s board of directors or executive officers deem such engagement to be warranted. Employees, officers and directors are expected to fully cooperate in the investigation of any alleged violation of the Code or related Company policies or procedures. If the result of an investigation indicates that corrective action is required, the Company will decide what steps it should take to rectify the problem and avoid its recurrence. It is imperative that reporting employees, officers or directors do not conduct their own preliminary investigations. Investigations of an alleged violation may involve complex legal issues. Acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

No person reporting a violation or suspected violation will be made to suffer public embarrassment or be subject to retaliation because of any good faith reporting. Any employee, officer or director of the Company who attempts or is responsible for reprisals against individuals, who in good faith report known or suspected violations, will be subject to disciplinary action. However, the submission of reports which are known to be false constitutes a violation of the Code and will result in stern disciplinary action.

Disciplinary Actions

Subject to the following sentence, the Compliance Committee, after consultation with the Company’s CEO and legal counsel, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated this Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be notified as to the expected appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employee’s improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

Corrective Actions

Subject to the following sentence, in the event of a violation of this Code, the manager and members of the Compliance Committee should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be involved in the determination of appropriate remedial or corrective actions. Corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Any corrective action shall be documented, as appropriate.

Availability of the Code.

All employees, officers and directors of the Company will receive a personal copy of this Code. If at any time you need an additional copy of the Code, please contact your supervisor or the Compliance Committee Chair or Vice Chair, and that person will promptly provide you with another copy. In addition, a copy of this Code is publicly available on the Company’s website, located at www.securitybank.net.

Questions Regarding the Code

The Company is committed to providing timely and specific guidance to you with respect to the Code and its various policies and procedures. If you have a question concerning the Code or the Company’s related policies and procedures, if you feel the need to seek guidance with respect to a legal or ethical question, or if you wish to report a violation of the law or this Code, we strongly encourage you to consult either your manager or supervisor, or the Chairman or Vice Chairman of the Company’s Compliance Committee. You may also report issues involving financial misconduct to the Audit Committee directly on a confidential, anonymous basis by contacting the Audit Committee’s Chairman.

ACKNOWLEDGEMENT

I have received and read the Security Bank Corporation Code of Conduct and Ethics. I understand that the Code represents the policies of Security Bank Corporation and its subsidiaries.

Date:	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE EMPLOYEE, OFFICER OR DIRECTOR.

ACKNOWLEDGEMENT

I have received and read the Security Bank Corporation Code of Conduct and Ethics. I understand that the Code represents the policies of Security Bank Corporation and its subsidiaries.

Date:	Signature:

Printed Name:

Position/Title:

THIS COPY TO BE RETAINED BY THE BANK.